Exhibit 10.1

June 28, 2017

Joseph W. Vazzano, CPA

38 Hillcrest Avenue

Morristown, NJ 07960

VIA E-MAIL

Dear Joseph:

I am pleased to offer you a position with Avenue Therapeutics, Inc. (the "Company"), as Vice President of Finance and Corporate Controller, reporting to Avenue's Chief Executive Officer in our New York City office, provided that you may work from your home office one agreed upon day per week. If you decide to join us, you will receive an annual salary of One Hundred Seventy Thousand Dollars ($170,000), which will be paid in semimonthly installments in accordance with the Company's normal payroll procedures.

Once you have been an employee of the Company for one (1) full month and provided that you start working for the Company no later than July 24, 2017, you will be eligible for a one-time bonus in the gross amount of thirty thousand dollars ($30,000) which will be paid as a lump sum, less applicable taxes and withholdings, in accordance with the Company's normal payroll procedures on the next regular payroll processing date following your one (1) month anniversary. In the event your employment with the Company ends for any reason prior to the completion of the one (1) month period, you will not be entitled to receive, and the Company will not be obligated to pay any portion of, the foregoing bonus. If you resign or are terminated for Cause (as defined below) within one year of your start date, you will be required to reimburse the Company for the entire amount of the bonus paid to you. Any such reimbursement will be due and payable not later than the tenth (10th) day following such termination. You should note that the Company may change your compensation and benefits from time to time in its reasonable business discretion.

In your work for the Company you will be eligible for a discretionary annual bonus of up to twenty-five percent (25%) of your base salary, based upon corporate and your individual performance on behalf of the Company during the calendar year, as determined by the Company's Board of Directors (the "Board") in consultation with your supervisor during the first quarter of the following calendar year. Whether to award a bonus for any calendar year, and if so, in what amount, shall be determined by the Company and/or the Board in their reasonable business discretion based upon factors including employee and Company performance. You must remain employed by the Company through the bonus payment date in order to earn or receive any discretionary annual bonus. No pro rata bonus will be available for partial years of employment, with the exception that you will be eligible for a pro rata bonus for the year 2017 (subject to the Board's discretion and provided that you remain employed through the bonus payment date).

In addition, subject to Board of Directors approval, you will be granted 30,000 restricted stock units. One fourth (1/4) of the RSUs will vest on each of the first, second, third and fourth anniversaries of the grant date of the RSUs subject to your continuing employment and eligibility on each vesting date. Your award of equity will be subject to your entry into a grant agreement, in form acceptable to the Company, setting forth such vesting requirements and other terms.

Avenue Therapeutics, Inc.

2 Gansevoort Street, Th Floor, New York, NY 10014

www.avenuetx.com

As an employee, you are also eligible to receive certain employee benefits including vacation pursuant to Company policy. Rules regarding the accrual, use and expiration of accumulated vacation time are set forth in the Company's vacation policies and procedures. You will be eligible to participate in medical insurance program and other benefit plans offered by the Company, subject to the terms and conditions of those plans.

The Company will reimburse you for all reasonable, usual, and necessary expenses incurred by you in furtherance of the business and affairs of the Company, upon timely receipt by the Company of appropriate receipts or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

The Company is excited about you joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and is at will. As a result, you are free to resign at any time, with or without cause, for any reason or for no reason. Similarly, the Company is free to terminate the employment relationship with you at any time, with or without cause, for any reason or for no reason, and with or without notice.

Notwithstanding your at-will status, you will be entitled to severance pay in the form of continued payment of your Base Salary for a period of six (6) months if your employment is terminated by the Company without Cause (as defined below). Should your primary place of work (the Company's New York City office) relocate to a different location that is greater than 40 miles from your current home in Morristown, NJ without your consent, then you may resign from the Company upon 30 days' advance written notice within 90 days after such change and be entitled to collect severance as described in this paragraph. Your eligibility for severance benefits will be conditioned upon your execution after the termination date of a general release of claims against the Company, in form and substance satisfactory to the Company. Any payment of severance as described in this letter is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code. Your severance benefits, if any, will not commence unless and until you incur a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company determines that payments can be made without causing you to incur the additional tax imposed by Section 409A. You and the Company also agree that each installment of the severance payments described in this paragraph is a separate "payment" for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

As used in this letter, "Cause" means (i) your fraud, embezzlement or misappropriation with respect to the Company or its affiliates, (ii) your material breach of any agreement between you and the Company, (iii) your willful or negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company or its affiliates, (iv) your willful failure or refusal to perform your material duties as an employee of the Company or your failure to follow any specific lawful instructions of the Chief Executive Officer of the Company, (v) your conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, (vi) your alcohol or substance abuse which has a material adverse effect on your ability to perform your duties to the Company or the property, business, or reputation of the Company or its affiliates, or (vii) your failure to comply with the Company's workplace rules, policies, or procedures.

It is Company policy to conduct background investigations and reference checks on all of its potential employees. Your job offer is therefore contingent upon a clearance of a background investigation and reference check. Accordingly, attached please find a Consent and Disclosure Form for your completion.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that there are no such agreements preventing you from accepting employment with the Company or performing the duties of your position and you represent and warrant that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Avenue Therapeutics, Inc.

2 Gansevoort Street, Th Floor, New York, NY 10014

www.avenuetx.com

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose.

As a Company employee, you will be expected to abide by all Company rules, policies, and standards included in the Company Employee Handbook. You will be required to sign an acknowledgment stating that you have read the Handbook, that you understand its contents, and that you agree to comply with the policies contained therein.

As a condition of your employment, you will be required to sign and comply with the Company's standard form of Proprietary Information and Inventions Agreement, which requires, among other things, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be July 24, 2017. This letter, along with the Background Release, forms the complete and exclusive statement of your employment with the Company, and supersedes any other promises, representations, or agreements made to you by anyone, whether written or oral, including, but not limited to, any representations made during your interviews. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company's Chief Executive Officer and you. This offer of employment will terminate if it is not accepted, signed and returned by July 5, 2017 along with the completed Background Release Form to Jaclyn Jaffe via e-mail at jjaffe@fortressbiotech.com.

We look forward to your favorable reply and to working with you at Avenue Therapeutics, Inc.

Sincerely,

/s/ Lucy Lu, MD
Signed by
Lucy Lu, MD
President & Chief Executive Officer
Agreed to and accepted:

Signature:	/s/ Joseph Vazzano

Printer Name:	Joseph Vazzano

Date:	6/28/2017

Avenue Therapeutics, Inc.

2 Gansevoort Street, Th Floor, New York, NY 10014

www.avenuetx.com